Exhibit 12

                           THE NEW YORK TIMES COMPANY
                       Ratio of Earnings to Fixed Charges
                     (Dollars in thousands, except ratios)
                                  (Unaudited)

                                                                   For the Three Months Ended   For the Six Months Ended
                                                                     1-Jul-01      25-Jun-00      1-Jul-01     25-Jun-00
                                                                   ------------- -------------  -----------  -----------
Earnings from continuing operatons before fixed charges

Income before income taxes, discontinued operations and
income from joint ventures (1)                                       $ 39,062      $ 161,096      $140,005     $ 296,182
Distributed earnings from less than fifty percent owned affiliates      4,230          4,642         8,219         7,345
                                                                     --------      ---------      --------     ---------
Adjusted pre-tax earnings from continuing operations                   43,292        165,738       148,224       303,527
Fixed charges less capitalized interest                                15,339         21,465        34,558        40,030
                                                                     --------      ---------      --------     ---------
Earnings from continuing operatons before fixed charges              $ 58,631      $ 187,203      $182,782     $ 343,557
                                                                     ========      =========      ========     =========


Fixed charges

Interest expense, net of capitalized interest                        $ 12,137      $  18,331      $ 28,172     $  34,189
Capitalized interest                                                       58             --            58            --
Portion of rentals representative of interest factor                    3,202          3,134         6,386         5,841
                                                                     --------      ---------      --------     ---------
Total fixed charges                                                  $ 15,397      $  21,465      $ 34,616     $  40,030
                                                                     ========      =========      ========     =========

Ratio of earnings to fixed charges                                       3.81           8.72          5.28          8.58
                                                                     ========      =========      ========     =========

(1) The three-month and six-month periods ended July 1, 2001 include a $79.1 million charge for work force reduction expenses. Excluding work force reduction expenses, the ratio of earnings to fixed charges is 8.95 for the three-month period and 7.57 for the six-month period ended July 1, 2001.